EXHIBIT 10.1

Memory Pharmaceuticals Corp.	Tony Scullion
100 Philips Parkway	Chief Executive Officer
Montvale, New Jersey 07645
Phone: (201) 802-7102
Fax: (201) 802-7190
www.memorypharma.com

May 18, 2004

Jzaneen Lalani, Esq.

Dear Ms. Lalani:

     We are pleased to extend an offer to you to join our Company as Vice President Legal Affairs. We look forward to you joining our team, and are confident that you will contribute significantly to the value of our organization. The terms of your anticipated employment by the Company are as follows.

     1. Position. Your position will be Vice President of Legal Affairs, based out of the Company’s offices currently located in Montvale, New Jersey, and you will report directly to the Company’s Chief Executive Officer unless otherwise directed by the CEO. As Vice President of Legal Affairs, you will be part of the Company’s senior management team. Your responsibilities shall include, but not be limited to, managing the Company’s corporate and SEC compliance and assisting management in evaluating and addressing legal and other issues raised in the Company’s operations and activities. In addition to performing duties and responsibilities associated with the position of Vice President of Legal Affairs, from time to time the Company may assign you other duties and responsibilities and/or may assign you to a different location.

     As a full-time employee of the Company, you will be expected to devote your full business time and energies to the business and affairs of the Company. Your performance will be reviewed formally after six months of employment and annually thereafter at the end of each calendar year.

     2. Starting Date/Nature of Relationship. It is expected that your employment will start on June 10, 2004 (the “Start Date”). No provision of this letter shall be construed to create an express or implied employment contract for a specific period of time. Either you or the Company may terminate the employment relationship at any time and for any reason, by giving at least thirty (30) days’ prior written notice to the other party.

     3. Compensation.

     (a) Your initial salary will be at the bi-weekly rate of $7,307.69 (annualized at $190,000).

     (b) Effective as of the Start Date, you will receive stock options to purchase 50,000 shares of the Company’s Common Stock, which will be in the form on incentive stock options, to the extent permissible under applicable law, and the balance will be in the form of non-qualified stock options. Such stock options (i) will entitle you to purchase the Company’s Common Stock at the then current fair market value per share, as determined by the Company’s Board of Directors in accordance with the Company’s 2004 Stock Incentive Plan, and (ii) shall vest in quarterly increments over a period of four (4) years as described in the standard forms of Stock Option Agreement, which you agree to execute and deliver to the Company on or before the Start Date.

MEMORY PHARMACEUTICALS CORP.

     (c) You will be eligible to receive annual bonus payments dependent on the performance of the Company and your individual performance, subject to the discretion of the Board of Directors. Your target bonus will be equal to twenty-five percent (25%) of your base salary, assuming the achievement of such Company and individual performance objectives.

     (d) Upon termination for any reason, the Company will pay you within two weeks of such termination, your current base salary earned through the termination date, plus accrued vacation, if any, and other benefits or payments, if any, to which you are entitled. In the event that you are terminated by the Company without “Cause” (as hereinafter defined), then the Company will continue to pay you your bi-weekly rate in effect at the time of termination and provide and pay the Company’s portion of your medical insurance for a period of six (6) months. Further, for the period commencing seven months following such termination and ending twelve months after such termination, the Company will continue to pay you your bi-weekly rate in effect at the time of termination and provide and pay the Company’s portion of your medical insurance, except that such severance payments made to you during this period will be reduced by all 1099 and W-2 income earned or received by you during such period, including income earned or received from consulting services or temporary employment, and the Company’s payments for your medical insurance will terminate when you have such coverage through any new employer before the end of the twelve month period following your termination. The Company will reconcile such payments with you quarterly, and any additional payments owed to you by the Company, and any payments owed to the Company by you, will be paid respectively within two weeks following such reconciliation period. The Company will not be obligated to continue any such payments to you under this paragraph 3(d) in the event you materially breach the terms of the Confidentiality Agreement (as defined below). Notwithstanding any termination of your employment (with or without Cause), you shall continue to be bound by the provisions of the Confidentiality Agreement.

     (e) For the purposes of this Section 3, “Cause” shall include (i) your conviction of a felony, either in connection with the performance of your obligations to the Company or otherwise, which adversely affects your ability to perform such obligations or materially adversely affects the business activities, reputation, goodwill or image of the Company, (ii) your willful disloyalty, deliberate dishonesty, breach of fiduciary duty, (iii) your breach of the terms of this Agreement, or your failure or refusal to carry out any material tasks assigned to you by the Company in accordance with the terms hereof, which breach or failure continues for a period of more than thirty (30) days after your receipt of written notice thereof from the Company, (iv) the commission by you of any act of fraud, embezzlement or deliberate disregard of a rule or policy of the Company known to you or contained in a policy and procedure manual provided to you which results in material loss, damage or injury to the Company, or (v) the material breach by you of any of the provisions of the Confidentiality Agreement.

     4. Benefits. You will be entitled as an employee of the Company to receive such benefits as are generally provided its employees and executives and for which you are eligible in accordance with Company policy as in effect from time to time. The Company retains the right to change, add or cease any particular benefit relating to its employees and executives generally. At this time, the Company is offering a benefit program, consisting of medical, dental, life and short/long term disability insurance, as well as a 401(k) retirement plan and flexible spending plan. You will be eligible for eleven paid holidays, four floating holidays and four (4) weeks paid vacation per year, which will be pro rated for the 2000 calendar year based on the Start Date. You will accrue additional vacation days in accordance with Company policy. If you decide to become a “resident alien” for U.S. immigration purposes, the Company will arrange for its immigration counsel to handle the matter on your behalf and will pay the related legal fees and expenses.

     5. Confidentiality. The Company considers the protection of its confidential information and proprietary materials to be very important. Therefore, as a condition of your employment, you and the Company will become parties to a Confidentiality and Noncompetition Agreement substantially in the form of Exhibit A to this letter (the “Confidentiality Agreement”).

     6. General.

     (a) This letter, together with the Employment Agreement, the Confidentiality Agreement and the Stock Option Agreement, when executed, will constitute our entire agreement as to your employment by the Company and will supersede any prior agreements or understandings, whether in writing or oral.

MEMORY PHARMACEUTICALS CORP.

     (b) This letter shall be subject to and contingent upon the following:

          (i) satisfactory results of a medical examination;

          (ii) maintenance by you of non-immigrant or resident alien status for immigration purposes while in the United States allowing you to work for the Company;

          (iii) verification of employment history; and

          (iv) your agreement (as evidenced by your signature below) to use reasonable efforts after the Start Date to become familiar with New Jersey law as generally applicable to the Company. Your employment with the Company shall not require you to become licensed and admitted as a member of the New Jersey Bar.

     (c) This letter and the Company’s obligations hereunder shall be subject to review and approval by the Company’s Board of Directors and the Compensation Committee thereof.

     (d) This letter shall be governed by the law of the State of New Jersey.

     You may accept this offer of employment and the terms thereof by signing the enclosed additional copy of this letter and the Confidentiality Agreement, which execution will evidence your agreement with the terms set forth herein and therein, and returning them to the Company.

     This offer of employment will expire on May 21, 2004, unless accepted by you prior to such date. We look forward to you joining our team, and we believe that your skills will compliment those of our existing management team, and that you will make a significant contribution to the Company’s growth. We look forward to your prompt response to this offer letter.

MEMORY PHARMACEUTICALS CORP.

By:	/s/ Tony Scullion

Name: Tony Scullion
Title: Chief Executive Officer

ACCEPTED AND AGREED

/s/ Jzaneen Lalani

Jzaneen Lalani, Esq.

Date: 05/18/04

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